Exhibit 99.2

The Offer has not been approved by any securities regulatory authority nor has any securities regulatory authority expressed an opinion about the fairness or merits of the Offer, the securities offered pursuant to the Offer or the adequacy of the information contained in this document. Any representation to the contrary is an offence. Shareholders in the United States should read the “Notice to Shareholders in the United States and Other Shareholders Outside Canada” on page (iv) (continuation of the cover page) of this Notice of Variation, Change and Extension.

This document is important and requires your immediate attention. It should be read in conjunction with the Original Offer and Circular (as defined below), as amended by the First Notice of Variation, Change and Extension (as defined below), the Second Notice of Variation, Change and Extension (as defined below), and the Third Notice of Variation, Change and Extension (as defined below). If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, lawyer or other professional advisor.

If you have questions, please contact Laurel Hill Advisory Group, the information agent in connection with the Offer, by telephone at 1-877-452-7184, (1-416-304-0211 for collect calls outside North America), by texting “INFO” to either number, or by email at assistance@laurelhill.com.

Neither this document, the Original Offer and Circular, as amended by the Notices (as defined below), the First Notice of Variation, Change and Extension, the Second Notice of Variation, Change and Extension nor the Third Notice of Variation, Change and Extension, constitutes an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders (as defined below) in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

January 30, 2026

CANEX METALS INC.

NOTICE OF VARIATION, CHANGE AND EXTENSION

of OFFER TO PURCHASE

all of the issued and outstanding common shares of

GOLD BASIN RESOURCES CORPORATION

on the basis of 0.592 of a common share of CANEX Metals Inc.
for each common share of Gold Basin Resources Corporation

CANEX Metals Inc. (“CANEX” or the “Offeror”) hereby gives notice that it is varying certain terms and conditions of its offer dated August 28, 2025 (the “Original Offer”) as amended by the Notice of Variation, Change and Extension dated December 12, 2025 (the “First Notice of Variation, Change and Extension”), the Notice of Variation, Change and Extension dated January 9, 2026 (the “Second Notice of Variation, Change and Extension”), and the Notice of Variation, Change and Extension dated January 19, 2026 (the “Third Notice of Variation, Change and Extension”), to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding common shares (the “Shares”) in the capital of Gold Basin Resources Corporation (“Gold Basin” or the “Company”), including any Shares that may become issued and outstanding after the date of the Original Offer but prior to the Expiry Time (as defined below), to: (a) extend the Expiry Time of the Offer to 5:00 p.m. (Toronto Time) on February 10, 2026; and (b) provide additional disclosure, including, but not limited to, (i) the satisfaction or waiver all of the conditions to Offer, including the Statutory Minimum Condition, as of 5:00 p.m. (Toronto time) on January 29, 2026 (being the expiry time of the initial deposit period), (ii) the direction to the Depositary to take up and pay for all Shares that were validly deposited and not withdrawn under the Offer as of the expiry time of the initial deposit period, and (iii) the variation of the Partial Revocation Order to extend the expiry date of the Partial Revocation Order.

The Offer is made only for Shares and is not made for any Convertible Securities (including Options) or other rights to acquire Shares.

The Offer has been extended and now remains open for acceptance until 5:00 p.m. (Toronto Time) on February 10, 2026 (the “Expiry Time”), unless the Offer is further extended, accelerated or withdrawn by the Offeror in accordance with its terms. This extension constitutes the Mandatory Extension Period contemplated in the Offer and Circular.

This Notice of Variation, Change and Extension should be read in conjunction with: (a) the Original Offer and accompanying take-over bid circular dated August 28, 2025 (the “Original Circular” and together with the Original Offer, the “Original Offer and Circular”); (b) the letter of transmittal that accompanied the Original Offer and Circular (the “Letter of Transmittal”); and (c) the notice of guaranteed delivery that accompanied the Original Offer and Circular (the “Notice of Guaranteed Delivery”, and collectively with the Original Offer and Circular and the Letter of Transmittal, the “Original Offer Documents”). To the extent specifically set out in this document, each of the Original Offer Documents is deemed to be amended by the First Notice of Variation, Change and Extension, the Second Notice of Variation, Change and Extension, the Third Notice of Variation, Change and Extension, and this Notice of Variation, Change and Extension (collectively, the “Notices”) to give effect to the amendments to the Original Offer and Circular described therein and herein. Unless the context otherwise requires, references in this document to the “Offer”, the “Circular” and the “Offer and Circular” mean the Original Offer, the Original Circular and the Original Offer and Circular, respectively, each as amended and varied by the Notices. Unless the context requires otherwise, terms used herein but not defined herein have the respective meanings set out in the Original Offer and Circular.

Holders of Shares (“Shareholders”) who have validly deposited and not withdrawn their Shares are not required to take any further action to accept the Offer. Registered Shareholders (meaning Shareholders that have a physical share certificate representing their Shares or a DRS Advice or a similar document evidencing the electronic registration of ownership of their Shares) who have not yet deposited their Shares under the Offer and who wish to accept the Offer must properly complete and execute a Letter of Transmittal (printed on YELLOW paper) and deposit it, at or prior to the Expiry Time, together with, if applicable, the certificate(s) representing their Shares and all other required documents, with Computershare Investor Services Inc. (the “Depositary”) at its office at one of the addresses specified in the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may accept the Offer by following the procedures for: (i) guaranteed delivery set out in Section 3 of the Offer, “Manner of Acceptance – Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (printed on BLUE paper), or a manually executed facsimile thereof; or (ii) book-entry transfer of Shares set out in Section 3 of the Offer, “Manner of Acceptance – Acceptance by Book-Entry Transfer”.

Registered Shareholders will not be required to pay any fee or commission if they accept the Offer by tendering their Shares directly with the Depositary. A broker, nominee or other intermediary through whom a Shareholder holds Shares may charge a fee to tender any such Shares on behalf of such Shareholder. Shareholders should consult such broker, nominee or other intermediary to determine whether any charges will apply.

Non-registered Shareholders whose Shares are held on their behalf, or for their account, by a broker, investment dealer, bank, trust company or other intermediary, should contact such intermediary directly if they wish to accept the Offer. Intermediaries may establish tendering cut-off times that are up to 48 hours prior to the Expiry Time. As a result, non-registered Shareholders wishing to tender their Shares should promptly and carefully follow the instructions provided to them by their broker, investment dealer, bank, trust company or other intermediary.

Questions and requests for assistance may be directed to Laurel Hill Advisory Group (“Laurel Hill”), the information agent in connection with the Offer (the “Information Agent”). Shareholders may contact Laurel Hill by telephone at 1-877-452-7184, (1-416-304-0211 for collect calls outside North America), by texting “INFO” to either number, or by email at assistance@laurelhill.com.

(ii)

Additional copies of the Original Offer and Circular, the Notices and related materials may be obtained without charge on request from the Information Agent in the manner specified on the back page of this document or by using the contact information of any additional dealer managers which may be provided subsequent to the date of the Offer and Circular, and are available on SEDAR+ at www.sedarplus.com, and on the Offeror’s website at www.canexmetals.ca. Website addresses are provided for informational purposes only and no information contained on, or accessible from such websites is incorporated by reference in the Offer and Circular unless expressly incorporated by reference.

No Person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, that information or representation must not be relied upon as having been authorized by the Offeror.

The Information Agent for the Offer is:

LAUREL HILL ADVISORY GROUP

North America Toll Free: 1-877-452-7184

Outside North America: 1-416-304-0211

Text Message: Text “INFO” to 416-304-0211 or 1-877-452-7184

Email: assistance@laurelhill.com

(iii)

NOTICE TO SHAREHOLDERS IN THE UNITED STATES AND OTHER SHAREHOLDERS OUTSIDE CANADA

The Offer is being made for the securities of a Canadian company that does not have securities registered under section 12 of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, the Offer is not subject to section 14(d) of the U.S. Exchange Act or Regulation 14D thereunder. In reliance on the cross-border exemption provided by rule 14d-1(c) (the “Tier 1 Exemption”), the Offer is exempt from Rules 14e-1 and 14e-2 of Regulation 14E. The Offer is made in the United States with respect to securities of a “foreign private issuer”, as such term is defined in Rule 3b-4 under the U.S. Exchange Act, in accordance with Canadian corporate and Securities Laws requirements. Shareholders in the United States should be aware that such requirements are different from those of the United States applicable to tender offers under the U.S. Exchange Act and the rules and regulations promulgated thereunder.

Because the consideration consists solely of Offeror Common Shares and, to the Offeror’s knowledge, U.S. holders hold 10% or less of the outstanding Shares, the Offer is being made in reliance on Rule 802 under the United States Securities Act of 1933. The Offeror has furnished, or will furnish, the Offer and Circular, including this Notice of Variation, Change and Extension (and any amendments or supplements) to the SEC on Form CB and has filed, or will file, a Form F-X appointing an agent for service of process in the United States. The Offer and Circular, including the First Notice of Variation, Change and Extension, the Second Notice of Variation, Change and Extension and this Notice of Variation, Change and Extension, is being provided to U.S. holders in English on a comparable basis to Canadian holders. If dissemination is by publication in Canada, the Offeror will concurrently publish in the United States in a manner reasonably calculated to inform U.S. holders.

The Offer is being made for the securities of a Canadian company by a Canadian company. The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the Offeror and the Company are located in a foreign country, and some or all of their officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel the Offeror or the Company and their affiliates to subject themselves to a U.S. court’s judgement. You should be aware that the Offeror may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases, in accordance with applicable law.

In accordance with Canadian law and in reliance on Rule 14e-5(b)(10) under the U.S. Exchange Act, the Offeror and its affiliates may, from time to time during the pendency of the Offer, purchase or arrange to purchase Shares (or related securities) outside the Offer, provided that no such purchases will be made in the United States or by use of U.S. jurisdictional means. Any information about such purchases that is made public in Canada will also be made publicly available in the United States on a comparable basis, including by press release and by furnishing a Form CB to the SEC.

Shareholders in the United States should be aware that the disposition of their Shares (or the exercise, exchange or redemption of the Convertible Securities) and the acquisition of Offeror Common Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences for Shareholders who are resident in, or citizens of, the United States may not be described fully herein and such Shareholders are encouraged to consult their tax advisors. See Section 18 of the Original Circular, “Certain Canadian Federal Income Tax Considerations”, and Section 19 of the Original Circular, “Certain United States Federal Income Tax Considerations”.

The enforcement by Shareholders of civil liabilities under U.S. federal securities Laws may be affected adversely by the fact that each of the Offeror and the Company is incorporated under the Laws of Canada, that some or all of their respective officers and directors may be residents of a foreign country, that some or all of the experts named herein may be residents of a foreign country and that all or a substantial portion of the assets of the Offeror and the Company and said Persons may be located outside the United States.

(iv)

THE OFFEROR COMMON SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY U.S. STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY U.S. STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Shareholders should be aware that, during the period of the Offer, the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Offeror Common Shares or Shares, or certain related securities, as permitted by applicable Laws or regulations of the United States, Canada or its provinces or territories.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is being made only for Shares and is not being made for any Convertible Securities (including Options) or other rights to acquire Shares. Holders of Convertible Securities who wish to accept the Offer with respect to the underlying Shares should, to the extent permitted by the terms of the Convertible Securities, applicable Laws and the Cease Trade Order, exercise the rights under such Convertible Securities to acquire Shares and tender the underlying Shares in accordance with the terms of the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to ensure that Shares will be available for tender at or prior to the Expiry Time or in sufficient time to comply with the procedures described in Section 3 of the Offer, “Manner of Acceptance”, and Section 6 of the Original Circular, “Treatment of Convertible Securities”. The Partial Revocation Order does not provide for the acquisition of Shares upon the exercise of conversion rights under Convertible Securities.

The tax consequences to holders of Convertible Securities of exercising, exchanging or converting such securities are not described in either Section 18 of the Original Circular, “Certain Canadian Federal Income Tax Considerations” or in Section 19 of the Original Circular, “Certain United States Federal Income Tax Considerations”. Holders of Convertible Securities should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision as to whether to exercise, exchange or convert their Convertible Securities.

(v)

TABLE OF CONTENTS

NOTICE TO SHAREHOLDERS IN THE UNITED STATES AND OTHER SHAREHOLDERS OUTSIDE CANADA		iv
NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES		v
REPORTING CURRENCY		1
RISK FACTORS		1
INFORMATION CONTAINED IN THIS NOTICE OF VARIATION, CHANGE AND EXTENSION		1
INFORMATION CONCERNING THE COMPANY		1
AVAILABILITY OF DISCLOSURE DOCUMENTS		2
CAUTIONARY NOTE REGARDING MINERAL RESERVES AND MINERAL RESOURCES		2
FORWARD-LOOKING STATEMENTS		2
NOTICE OF VARIATION, CHANGE AND EXTENSION		5
1.	Satisfaction of Conditions and Take-Up of Deposited Shares	5
2.	Extension of the Offer	5
3.	Reasons to Accept the Offer	5
4.	Partial Revocation Order	7
5.	Updated Information Concerning the Offeror Common Shares	8
6.	Manner of Acceptance	8
7.	Take-Up of and Payment for Deposited Shares	8
8.	Right to Withdraw Deposited Shares	9
9.	Amendments and Variations to Original Offer Documents	9
10.	Offerees’ Statutory Rights	9
11.	Directors’ Approval	9
CERTIFICATE OF CANEX METALS INC.		C-1

REPORTING CURRENCY

All references to “$” or “C$” in this Notice of Variation, Change and Extension mean Canadian dollars, all references to “US$” in this Notice of Variation, Change and Extension mean United States dollars, except where otherwise indicated, and all references to “A$” in this Notice of Variation, Change and Extension mean Australian dollars, except where otherwise indicated.

RISK FACTORS

The acceptance of the Offer and an investment in the Offeror Common Shares offered pursuant to the Offer are subject to certain risks. In assessing the Offer, Shareholders should carefully consider the risks described in the Original Offer and Circular and in the Second Notice of Variation, Change and Extension. Such risks may not be the only risks applicable to the Offer or the Offeror. Additional risks and uncertainties not presently known by the Offeror or that the Offeror currently believes are not material may also materially and adversely impact the successful completion of the Offer or the business, operations, financial condition, financial performance, cash flows, reputation or prospects of the Offeror. See Section 22 of the Original Circular, “Risk Factors”, and Section 1 of the Second Notice of Variation, Change and Extension, “Waiver of Minimum Tender Condition”.

INFORMATION CONTAINED IN THIS NOTICE OF VARIATION, CHANGE AND EXTENSION

Certain information contained in this Notice of Variation, Change and Extension has been taken from or is based on documents that are expressly referred to herein. All summaries of, and references to, documents that are specified in this Notice of Variation, Change and Extension as having been filed, or that are contained in documents specified as having been filed, on SEDAR+, are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, under the Offeror’s profile at www.sedarplus.com and on the Offeror’s website at www.canexmetals.ca. Shareholders are urged to carefully read the full text of those documents, which may also be obtained on request without charge from the Corporate Secretary of the Offeror at Suite 1620, 734 – 7th Avenue SW, Calgary, Alberta T2P 3P8, Canada.

This Notice of Variation, Change and Extension does not generally address the income tax consequences of the Offer to Shareholders in any jurisdiction outside Canada or the United States. Shareholders in a jurisdiction outside Canada or the United States should be aware that the disposition of the Shares may have tax consequences which may not be described in the Original Circular. Accordingly, Shareholders outside Canada and the United States should consult their own tax advisors with respect to tax considerations applicable to them.

Certain figures herein may not add due to rounding.

Information contained in this document is given as of January 29, 2026, unless otherwise specifically stated.

INFORMATION CONCERNING THE COMPANY

As of the date of this Notice of Variation, Change and Extension, the Offeror has not had access to the non-public books and records of the Company and the Offeror is not in a position to independently assess or verify certain of the information in the Company’s publicly filed documents, including its financial statements and reserves disclosures. The Company has not reviewed the Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of the Company contained in the Offer and Circular. As a result, except as otherwise expressly indicated herein, the information concerning the Company contained in the Offer and Circular has been derived, by necessity, from the Company’s public reports and securities filings as of January 29, 2026, and the Offeror does not assume any responsibility for the accuracy or completeness of any such information. See Section 22 of the Original Circular, “Risk Factors – Risk Factors Related to the Offer and the Offeror – The Offeror has been unable to independently verify the accuracy and completeness of the Company information in the Offer and Circular”. None of the Company’s public reports or securities filings are or have been incorporated by reference into the Offer and Circular.

In addition, the Company has not filed continuous disclosure documents publicly since December 2, 2024, including its annual audited financial statements and annual management’s discussion and analysis for the year ended December 31, 2024, its certifications of annual filings for the year ended December 31, 2024, its unaudited interim financial statements and interim management’s discussion and analysis for the periods ended March 31, 2025, June 30, 2025, and September 30, 2025, its certifications of interim filings for the periods ended March 31, 2025, June 30, 2025 and September 30, 2025, and its notice, information circular and proxy materials for its 2025 annual general meeting. Accordingly, information in the Company’s publicly filed documents may be out of date, inaccurate or incomplete and may not be reflective of the current condition, including financial condition, of the Company. See Section 25 of the Original Circular, “Cease Trade Order and Partial Revocation Order”.

AVAILABILITY OF DISCLOSURE DOCUMENTS

The Offeror is a reporting issuer in British Columbia, Alberta, Ontario and Quebec and files its continuous disclosure documents with the applicable Securities Regulatory Authorities. Such documents are available under the Offeror’s profile at www.sedarplus.com or on the Offeror’s website at www.canexmetals.ca.

CAUTIONARY NOTE REGARDING MINERAL RESERVES AND MINERAL RESOURCES

The Offeror is subject to the reporting requirements of applicable Securities Laws. Unless otherwise indicated, all historical estimate disclosure relating to the Offeror’s projects in the Offer and Circular have been prepared in accordance with the requirements of Canadian Securities Laws.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Notice of Variation, Change and Extension, or incorporated by reference in the Offer and Circular constitute “forward-looking statements” and “forward- looking information” as defined under Securities Laws (collectively “forward-looking statements”). Forward-looking statements are typically identified by words such as “anticipate”, “continue”, “estimate”, “expect”, “forecast”, “budget”, “may”, “will”, “project”, “could”, “plan”, “intend”, “should”, “believe”, “outlook”, “objective”, “aim”, “potential”, “target” and similar words suggesting future events or future performance. Forward-looking statements and forward-looking information are not based on historical facts, but rather on current expectations and projections about future events and is therefore subject to risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements and forward-looking information.

This Notice of Variation, Change and Extension contains forward-looking statements including: those relating to the Louise Project, including statements with respect to the drill permit application, the timing of receiving the permit decision, and the Offeror’s plan to drill test the targets; and those relating to the Offer, including statements with respect to the anticipated timing, mechanics, completion and settlement of the Offer; the ability of the Offeror to complete the transactions contemplated by the Offer, including the termination of the Helix Farm-In Agreement; the reasons to participate in the Offer; whether Gold Basin will regain regulatory compliance; the purpose of the Offer; any commitment to acquire Shares; the value of the Offeror Common Shares received as consideration under the Offer; the Offeror’s objectives, strategies, intentions, expectations and guidance and future financial and operating performance and prospects; information concerning the Company and the Offeror (and their respective affiliates), including the revocation of the Cease Trade Order; the Offeror’s plans for the Company in the event the Offer is successful and the integration of the Offeror’s and the Company’s businesses and operations; the anticipated effect of the Offer and the expected benefits of tendering Shares to the Offer, both to the Offeror and to the Shareholders, such as the consolidation of a gold district in Mojave County, Arizona and other synergies that may result from the proposed combination between the Offeror and the Company; the satisfaction of the conditions to consummate the Offer and other statements that are not historical facts. It is important to know that:

•	unless otherwise indicated, forward-looking statements in this Notice of Variation, Change and Extension describe the Offeror’s expectations as at the date on which such statements are made;

•	the Offeror’s actual results and events could differ materially from those expressed or implied in the forward-looking statements in this Notice of Variation, Change and Extension if known or unknown risks affect its business or the Offer, or if its estimates or assumptions turn out to be inaccurate. As a result, the Offeror cannot guarantee that the results or events expressed or implied in any forward-looking statement will materialize, and accordingly, you are cautioned against relying on these forward-looking statements; and

•	the Offeror disclaims any intention and assumes no obligation to update or revise any forward-looking statement or information herein even if new information becomes available, as a result of future events or for any other reason, except in accordance with applicable Securities Laws.

With respect to forward-looking statements contained in this Notice of Variation, Change and Extension, the Offeror has made assumptions regarding, among other things: integrate the Offeror’s and the Company’s businesses and operations and realize financial, operational and other synergies from the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction; that each of the Offeror, the Company and, following the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror will have the ability to continue as a going concern and realize its assets and discharge its liabilities in the normal course of business; that the Helix Farm-In Agreement will be terminated; the Offeror’s ability to execute on its plans as described herein and in its other disclosure documents and the impact that the successful execution of such plans will have on the Offeror and, following the combination, the combined entity and the combined entities’ respective stakeholders; that the Company’s publicly available information, including its public reports and securities filings as of January 29, 2026 remain accurate in all material respects; that the current commodity price and foreign exchange environment will continue or improve; future exchange rates and interest rates; future debt levels; the value inherent in Gold Basin’s portfolio of projects, including the Gold Basin Project; the Offeror will receive the Regulatory Approvals and all other necessary consents on the timelines and in the manner currently anticipated; the advice received from professional advisors is accurate; there will be no material changes to government and environmental regulations adversely affecting the Offeror’s operations, other than as discussed in this section; and the impact of the current economic climate and financial, political and industry conditions on the Offeror’s operations, including its financial condition and asset value, will remain consistent with the Offeror’s current expectations as set out in this section.

All figures and descriptions provided in this Notice of Variation, Change and Extension related to the proposed transaction, including those around consideration, key metrics, reasons for the Offer, and the potential benefits to the Shareholders and the Offeror Shareholders (including increased shareholder returns and improved performance and administration savings), are based on and assume the following: (a) the Offeror’s and the Company’s liquidity, debt, debt costs and assets (including reserves), will not change from what was the case on January 29, 2026, in the case of the Offeror, and from what the Offeror has ascertained from the Company’s public filings on SEDAR+ up to and including October 20, 2025 and from the Company’s disclosures on its website at www.goldbasincorp.com up to and including January 8, 2026, in the case of the Company; (b) 135,130,486 Shares are issued and outstanding immediately prior to the date of the Offer (according to the latest information available on the website of the TSXV); (c) that all of the Shares are tendered to the Offer pursuant to the terms thereof; and (d) no other Shares or Offeror Common Shares are issued before the successful completion of the Offer.

Although the Offeror believes that the expectations reflected in the forward-looking statements contained in this Notice of Variation, Change and Extension, and the assumptions on which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct. The risks, uncertainties, contingencies and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements may include the following: the market value of the Offeror Common Shares received as consideration under the Offer and the impact of the issuance of Offeror Common Shares on the market price of the Offeror Common Shares; the inaccuracy of the Company’s public disclosure upon which the Offer is predicated; the failure to obtain the Regulatory Approvals and to satisfy the other conditions to the Offer on a timely basis; competitive responses to the announcement or completion of the Offer; as well as the risks discussed in Section 22 of the Original Circular, “Risk Factors” and in Section 1 of the Second Notice of Variation, Change and Extension, “Waiver of Minimum Tender Condition”. Should one or more risk, uncertainty, contingency or other factor materialize or should any factor or assumption prove incorrect, actual results could vary materially from those expressed or implied in the forward-looking statements. Accordingly, you should not place undue reliance on forward-looking statements. The Offeror does not assume any obligation to update or revise any forward-looking statements after the date of this Notice of Variation, Change and Extension or to explain any material difference between subsequent actual events and any forward-looking statements, except as required by applicable Securities Laws. Readers are cautioned that such assumptions, risks and uncertainties should not be construed as exhaustive.

The forward-looking statements contained in this Notice of Variation, Change and Extension speak only as of the date of this Notice of Variation, Change and Extension. Except as expressly required by applicable Securities Laws, we do not undertake any obligation to publicly update any forward-looking statements. The forward-looking statements contained in this Notice of Variation, Change and Extension are expressly qualified by this cautionary statement.

For a further discussion regarding the risks related to the Offer and the Offeror, see Section 22 of the Original Circular, “Risk Factors” and Section 1 of the Second Notice of Variation, Change and Extension, “Waiver of Minimum Tender Condition”, and the Offeror’s other public filings, available in Canada on SEDAR+ at www.sedarplus.com, and on the Offeror’s website at www.canexmetals.ca.

NOTICE OF VARIATION, CHANGE AND EXTENSION

January 30, 2026

TO: THE HOLDERS OF COMMON SHARES OF GOLD BASIN RESOURCES CORPORATION

This Notice of Variation, Change and Extension amends, varies and supplements the information provided in the Original Offer and Circular, as amended by the First Notice of Variation, Change and Extension, the Second Notice of Variation, Change and Extension, and the Third Notice of Variation, Change and Extension, pursuant to which the Offeror is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Shares (including any Shares which may become issued and outstanding after the date of the Original Offer and prior to the Expiry Time).

As set out in this Notice of Variation, Change and Extension, the Offeror has (a) extended the Expiry Time of the Offer to 5:00 p.m. (Toronto Time) on February 10, 2026; and (b) provided additional disclosure, including, but not limited to, (i) the satisfaction or waiver all of the conditions to Offer, including the Statutory Minimum Condition, as of 5:00 p.m. (Toronto time) on January 29, 2026 (being the expiry time of the initial deposit period), (ii) the direction to the Depositary to take up and pay for all Shares that were validly deposited and not withdrawn under the Offer as of the expiry time of the initial deposit period, and (iii) the variation of the Partial Revocation Order to extend the expiry date of the Partial Revocation Order. Consequential amendments in accordance with this Notice of Variation, Change and Extension are deemed to be made, where required, to the Original Offer Documents, as amended by the First Notice of Variation, Change and Extension, the Second Notice of Variation, Change and Extension, and the Third Notice of Variation, Change and Extension. Except as otherwise set out in this Notice of Variation, Change and Extension, the terms and conditions set out in the Original Offer Documents, as amended by the First Notice of Variation, Change and Extension, the Second Notice of Variation, Change and Extension, and the Third Notice of Variation, Change and Extension, continue to remain in effect, unamended. This Notice of Variation, Change and Extension should be read in conjunction with the Original Offer Documents, as amended by the First Notice of Variation, Change and Extension, the Second Notice of Variation, Change and Extension, and the Third Notice of Variation, Change and Extension.

1.	Satisfaction of Conditions and Take-Up of Deposited Shares

By written notice to the Depositary dated January 29, 2026, the Offeror (a) irrevocably waived (prior to the expiry of the initial deposit period) all remaining unsatisfied conditions set out in Section 4 of the Original Offer, “Conditions of the Offer”; (b) confirmed that all of the conditions set forth in Section 4 of the Original Offer, “Conditions of the Offer”, including the Statutory Minimum Condition, have been satisfied or waived as of 5:00 p.m. (Toronto time) on January 29, 2026 (being the expiry time of the initial deposit period), and (c) directed the Depositary to take up all Shares that were validly deposited and not withdrawn under the Offer. See Section 7 of this Notice of Variation, Change and Extension, “Take Up and Payment for Deposited Shares”.

2.	Extension of the Offer

The Offeror has extended the Expiry Time of the Offer from 5:00 p.m. (Toronto Time) on January 29, 2026 to 5:00 p.m. (Toronto Time) on February 10, 2026. Accordingly, the definition of “Expiry Time” in the Original Offer and Circular, as amended by the First Notice of Variation, Change and Extension, the Second Notice of Variation, Change and Extension, and the Third Notice of Variation, Change and Extension, is deleted in its entirety and replaced with the following definition: “Expiry Time” means 5:00 p.m. (Toronto Time) on February 10, 2026, or such earlier or later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Original Offer, “Extension, Acceleration and Variation of the Offer”, unless the Offer is withdrawn by the Offeror.

3.	Reasons to Accept the Offer

The Offeror continues to believe that the Offer provides a number of compelling benefits for Shareholders that Gold Basin cannot achieve on a standalone basis, including:

•	The Offeror will be the controlling shareholder of the Company. By written notice to the Depositary dated January 29, 2026, the Offeror directed the Depositary to take up a total of all Shares that were validly deposited and not withdrawn under the Offer. Following the take-up, the Offeror will be the controlling shareholder of the Company, and will proceed with the steps required to gain Company Board control, address and rectify regulatory deficiencies of the Company, and mitigate other risk and prejudice to the Shareholders’ investment caused by the current Company Board and management team’s course of conduct.

•	Significant Upfront Premium to Shareholders. The Offer represents a 313.9% premium to the 30-day volume weighted average price of the Shares prior to the Cease Trade Order, based on the 30-day volume weighted average price of the Offeror Common Shares as of January 29, 2026.

•	Consolidation of Gold Districts and Near-Term Exploration and Expansion. The Offer consolidates an advanced oxide gold exploration camp in Mojave County, Arizona hosting multiple zones of gold mineralization with strong drill results across an eight kilometre by eight kilometre area, opening up potential near-term exploration on favourable targets, which are fully permitted for near-term drill testing and expansion.

MAP: Mineral land positions of CANEX’s Gold Range Project (Red) and Gold Basin’s Gold Basin Project (Blue) are adjacent.

•	Diversification. The Offer will provide Shareholders not only with exposure to a consolidated gold district in Mojave County, Arizona, but also to the Offeror’s Louise Project in British Columbia. On July 31, 2025, the Offeror announced results from an induced polarization (IP) geophysical survey which identified a new and previously unknown chargeability target two kilometres west of the historic Louise deposit and a steeply dipping zone of high chargeability below and to the north of the historic Louise deposit. A drill permit application for the Louise Project was submitted in late 2025 and a permit decision is anticipated in the first quarter of 2026. If granted, the permit would allow the Offeror to drill test new exploration targets at the Louise Project and expand geophysical surveying across the entire known trend. The Offeror intends to drill test the new targets during 2026 pending receipt of the required exploration permits.

•	Liquidity. The Offer will provide Shareholders with a more liquid investment. The TSXV has conditionally approved the listing of the Offeror Common Shares offered to Shareholders pursuant to the Offer on the TSXV. Listing will be subject to the Offeror fulfilling all of the applicable listing requirements of the TSXV. By contrast, trading in the Shares is restricted. On May 6, 2025, the Commission imposed the Cease Trade Order against the Shares. The next day, CIRO imposed the Halt in trading of the Shares on the TSXV. Gold Basin disclosed on January 8, 2026 that it was working to ensure that trading would resume as soon as practicable; however, it has yet to provide its Shareholders with any estimate of when a revocation of the Cease Trade Order and the Halt can be expected. Further, the Partial Revocation Order will expire on March 31, 2026, and Gold Basin faces potential dissolution by failing to file of its 2024 Annual Report by January 24, 2026.

•	Access to the Offeror’s Stable Balance Sheet. With no debt and access to capital, Shareholders have an opportunity through the Offer to move from a highly precarious financial situation to the stable and managed underpinnings of the Offeror’s prudent financial management. The Offeror’s financing of $3,000,000 completed in December 2025, led by a strategic investment from Mr. N. Eric Fier, highlights the Offeror’s access to capital and ability to fund exploration and development of a consolidated oxide gold district in Northern Arizona.

•	Offeror’s Highly Focused, Professional and Cost-Effective Management Team. The Offeror has six years experience working in the Arizona district and has developed a geologic understanding and exploration model that can help fast track new discovery and deposit expansion and unlock value across the combined district. The Offer places the consolidated district under the Offeror’s highly focused, professional and cost-effective management team, which will provide superior operational and governance oversight.

•	Improved Governance Profile. Contrasted with the Company’s serial non-compliance with securities laws and basic corporate governance, the Offeror held its annual general meeting on October 30, 2025 with a full endorsement of all items of business by Institutional Shareholder Services, the leading independent proxy advisor.

•	Final Extension. The Offeror does not intend to further extend the Offer beyond the Expiry Time, meaning this is the final opportunity for Shareholders to take advantage of the Offer and realize near term value and liquidity for their Shares.

The Offer represents an opportunity for Shareholders to embrace a combined entity with more focused management, greater financial strength, a well-positioned portfolio of mineral projects and far superior governance and regulatory compliance.

4.	Partial Revocation Order

The disclosure contained in Section 25 of the Original Circular, “Cease Trade Order and Partial Revocation Order”, is hereby updated to provide the following additional information:

On January 28, 2026, a variation order was issued by the Commission, varying the Partial Revocation Order such that the Partial Revocation Order will expire on March 31, 2026; provided, however, that if more than 50% of the Shares have been tendered to the Offer and taken up and paid for by the Offeror on or prior to March 31, 2026, the Partial Revocation Order will expire on June 30, 2026 in respect of a Compulsory Acquisition or Second Step Transaction undertaken by the Offeror to facilitate the acquisition by the Offeror of 100% of the issued and outstanding Shares.

5.	Updated Information Concerning the Offeror Common Shares

Price Range and Trading Volume

The disclosure contained in Section 9 of the Original Circular, “Certain Information Concerning the Offeror Common Shares – Price Range and Trading Volume”, in Section 4 of the First Notice of Variation, Change and Extension, “Updated Information Concerning the Offeror Common Shares – Price Range and Trading Volume”, in Section 6 of the Second Notice of Variation, Change and Extension, “Updated Information Concerning the Offeror Common Shares – Price Range and Trading Volume”, and in Section 4 of the Third Notice of Variation, Change and Extension, “Updated Information Concerning the Offeror Common Shares – Price Range and Trading Volume”, is hereby updated to provide the following additional information:

The following table sets forth, for the period indicated, the high and low trading prices (based on intra-day prices) in Canadian dollars and trading volumes of the Offeror Common Shares on the TSXV:

	Price Range
Period	High (C$)	Low (C$)	Volume
January 1 – 29, 2026	0.330	0.215	4,506,006

The following table sets forth, for the period indicated, the high and low trading prices (based on intra-day prices) in U.S. dollars and trading volumes of the Offeror Common Shares on the OTC Market:

	Price Range
Period	High (US$)	Low (US$)	Volume
January 1 – 29, 2026	0.350	0.164	451,249

6.	Manner of Acceptance

Shares may be deposited under the Offer in accordance with the provisions under Section 3 of the Original Offer, “Manner of Acceptance”.

7.	Take-Up of and Payment for Deposited Shares

As of 5:00 p.m. (Toronto time) on January 29, 2026, a total of 68,994,029 Shares, representing approximately 51.06% of the issued and outstanding Shares, were validly deposited and not withdrawn under the Offer. By written notice to the Depositary dated January 29, 2026, the Offeror (a) prior to the expiry of the initial deposit period, confirmed that all of the conditions set forth in Section 4 of the Original Offer, “Conditions of the Offer”, including the Statutory Minimum Condition, have been satisfied or waived as of 5:00 p.m. (Toronto time) on January 29, 2026 (being the expiry time of the initial deposit period), and (b) directed the Depositary to take up all Shares that were validly deposited and not withdrawn under the Offer as of the expiry time of the initial deposit period. The Offeror has directed the Depositary to pay for the Shares taken up under the Offer as soon as possible and, in any event, not later than three business days following the date of take-up.

The Depositary will act as the agent of the Persons who have tendered Shares in acceptance of the Offer for the purposes of receiving payment under the Offer and transmitting that payment to such Persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by those Persons who have properly deposited Shares pursuant to the Offer.

The Offeror will take up and pay for Shares deposited under the Offer during the Mandatory Extension Period and any additional extension period, if applicable, not later than 10 days after such deposit. See Section 6 of the Original Offer, “Take Up and Payment for Deposited Shares”.

8.	Right to Withdraw Deposited Shares

Shareholders have the right to withdraw Shares deposited pursuant to the Offer under the circumstances and in the manner described under Section 8 of the Original Offer, “Right to Withdraw Deposited Shares”.

9.	Amendments and Variations to Original Offer Documents

The Original Offer Documents, as amended by the First Notice of Variation, Change and Extension, the Second Notice of Variation, Change and Extension, and the Third Notice of Variation, Change and Extension, shall be read together with this Notice of Variation, Change and Extension in order to give effect to the amendments and variations set forth herein.

10.	Offerees’ Statutory Rights

Securities legislation of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

11.	Directors’ Approval

The contents of the Notice of Variation, Change and Extension have been approved, and the sending of this Notice of Variation, Change and Extension to the Shareholders has been authorized by the Offeror Board.

CERTIFICATE OF CANEX METALS INC.

Dated: January 30, 2026

The Original Offer and Circular, as amended by the First Notice of Variation, Change and Extension, the Second Notice of Variation, Change and Extension, the Third Notice of Variation, Change and Extension and this Notice of Variation, Change and Extension, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) “Shane W. Ebert”	(Signed) “Chantelle Collins”
Shane W. Ebert President and Chief Executive Officer	Chantelle Collins Chief Financial Officer
On behalf of the Board of Directors of CANEX Metals Inc.
(Signed) “Jean Pierre Jutras”	(Signed) “Blair Schultz”
Jean Pierre Jutras Director	Blair Schultz Director

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